Kurv ETF Trust 485BPOS

Exhibit 99.(j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2024, relating to the financial statements and financial highlights of Kurv Yield Premium Strategy Amazon (AMZN) ETF, Kurv Yield Premium Strategy Apple (APPL) ETF, Kurv Yield Premium Strategy Google (GOOGL) ETF, Kurv Yield Premium Strategy Microsoft (MSFT) ETF, Kurv Yield Premium Strategy Netflix (NFLX) ETF, and Kurv Yield Premium Strategy Tesla (TSLA) ETF, each a series of Kurv ETF Trust (previously each a series of NEOS ETF Trust), for the period ended May 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 15, 2024